UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12
Arhaus, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of the Stockholders of Arhaus, Inc., a Delaware corporation (the “Company”), with its principal executive office located at 51 E. Hines Hill Road, Boston Heights, Ohio 44236, will be held virtually on May 14, 2026 at 9:00 A.M. Eastern Time (the “Annual Meeting”). A live webcast of the Annual Meeting will be available, and you will not be able to physically attend the Annual Meeting in-person. Registration for the Annual Meeting is required online at www.proxydocs.com/ARHS. The purpose of the Annual Meeting is:

1.	To elect three Directors, each to serve a three-year term;

2.	To approve, on an advisory basis, our named executive officer compensation;

3.	To approve the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending December 31, 2026; and

4.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 16, 2026 will be entitled to notice of and to vote at the Annual Meeting or any adjournment of the Annual Meeting.

The Annual Meeting will be held in a virtual-only meeting format, via a live webcast that will provide stockholders with the ability to participate and vote their shares. The virtual Annual Meeting has been designed to provide substantially the same rights to participate as you would have at an in-person meeting.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, please vote by Internet, by phone, electronically during the Annual Meeting, or by completing and returning the enclosed proxy card.

By order of the Board of Directors,

/s/ Michael Nowak

Michael Nowak

Secretary

April 2, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 14, 2026.

The Proxy Statement and Proxy Card are available at

www.proxydocs.com/ARHS

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2026

The Company’s Board of Directors (or the “Board”) is sending you this proxy statement to ask for your vote as a stockholder of Arhaus, Inc. (the “Company”) on matters to be voted on at the upcoming Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held virtually on May 14, 2026 at 9:00 A.M. Eastern Time. The Company is first making available this proxy statement, accompanying notice of meeting, proxy form, and the Company’s Annual Report to Stockholders on April 2, 2026.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to vote on matters outlined in the accompanying notice of the meeting, including (i) the election of three Directors, (ii) the approval, on an advisory basis, of our named executive officer compensation, and (iii) the approval of the Audit Committee’s selection of the Company’s independent accountants. We are not aware of any other matters that will be presented for your vote at the meeting.

Why is the meeting virtual?

We believe a virtual-only meeting facilitates stockholder attendance and participation by enabling all stockholders to participate fully and equally, and without cost, using an Internet-connected device from any location around the world. In addition, the virtual-only meeting format increases our ability to engage with all stockholders, regardless of size, resources, or physical location.

Who can attend the meeting?

Only stockholders as of the record date, which is March 16, 2026, or their duly appointed proxies, may attend the meeting.

In order to attend the meeting, you must register at www.proxydocs.com/ARHS. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the meeting and to vote during the meeting.

As part of the registration process, you must enter the control number located on your proxy card or voting instruction form. If you are a beneficial owner of shares registered in the name of a broker, bank, or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank, or other nominee as part of the registration process.

When and where is the meeting?

On May 14, 2026, you may access the virtual-only meeting by using the unique link that will be included in the instructional email sent following registration. Stockholders may begin to log in fifteen minutes prior to the meeting’s start time. The meeting will begin promptly at 9:00 A.M. Eastern Time.

If you encounter any technical difficulties accessing the meeting, including any difficulties voting, there will be technical support that you may call. The technical support number will be included in the instructional email sent following registration.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 16, 2026, are entitled to receive notice of the meeting and to vote the number of shares of common stock that they held on the record date. As of the record date, the Company has outstanding 54,163,394 shares of Class A common stock and 87,115,600 shares of Class B common stock. The shares of Class A common stock and Class B common stock vote together on matters submitted to a vote of stockholders. Each outstanding share of Class A common stock entitles its holder to cast one vote on each matter to be voted on, and each share of Class B common stock entitles its holder to cast ten votes on each matter to be voted on.

How do I vote by proxy?

Shares Held of Record. If you hold your shares in your own name as a holder of record with our transfer agent, Equiniti Trust Company, LLC, you may authorize that your shares be voted at the meeting in one of the following ways:

By Internet or Telephone. You may vote by Internet or telephone by following the instructions on the proxy card.

By Mail. If you received a printed copy of the proxy materials, then you may complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.

Electronically during the Virtual Meeting. You may also vote in real-time by attending the virtual meeting using the unique link included in the instructional email sent following registration.

Shares Held in Street Name. If you hold your shares through a broker, bank, or other nominee (that is, in street name), you will receive instructions from your broker, bank, or nominee that you must follow in order to submit your voting instructions and have your shares voted at the meeting. If you want to vote in real-time virtually at the meeting, you must register in advance at www.proxydocs.com/ARHS. You may be instructed to obtain a legal proxy from your broker, bank, or other nominee and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process.

If you hold Company shares in multiple accounts, you may receive more than one set of proxy materials. To ensure that all your shares are voted, please submit your proxy or voting instructions for each account for which you have received a set of proxy materials.

May I revoke my proxy?

If you are a holder of record, you may revoke your proxy at any time before it is exercised by delivering written notice of revocation to the Company’s Secretary, Michael Nowak, at the Company’s principal executive offices at 51 E. Hines Hill Road, Boston Heights, Ohio 44236.

If you hold your shares in street name, you must follow the instructions provided by your broker, bank, or nominee to revoke your voting instructions. Attendance at the meeting will not itself revoke an earlier submitted proxy.

What constitutes a quorum?

The presence at the meeting, either by live virtual attendance or by proxy, of the holders of shares of common stock representing a majority of the voting power outstanding on the record date, March 16, 2026, and entitled to vote will represent a quorum permitting the conduct of business at the meeting. Proxies received by the Company marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What is a “broker non-vote”?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the approval of the selection of our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of Directors or the proposal on our named executive officer compensation. Broker non-votes count for purposes of determining whether a quorum is present.

What vote is required to approve each proposal, assuming that a quorum is present at the Annual Meeting?

Proposal One: The three nominees receiving the greatest number of votes ‘FOR’ election will be elected as Directors. If you do not vote for a particular Director nominee, or if you indicate ‘WITHHOLD’ authority for a particular nominee on your proxy form, your vote will not count either for or against the nominee. If your shares are held in street name by a broker or nominee indicating on a proxy that it does not have authority to vote on this or any other proposal, this will result in a broker non-vote, which will not count toward the election of any of the nominees.

Proposal Two: The proposal on our named executive officer compensation is a non-binding advisory vote, and our Board will consider our executive compensation described under Proposal Two to be approved if the proposal receives the affirmative vote of common stock representing a majority of the voting power present in person or by proxy and entitled to vote on the proposal. Because the advisory vote under Proposal Two is considered to be a non-routine matter under the rules of the NYSE, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Two, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions will have the same effect as a vote against the proposal. Broker non-votes are not deemed to be entitled to vote on the proposal and therefore will have no effect on the outcome of Proposal Two.

Proposal Three: Although the Audit Committee may select the Company’s independent accountants without stockholder approval, the Audit Committee will consider the affirmative vote of the holders of shares of common stock representing a majority of the voting power present in person or by proxy and entitled to vote on the proposal to be an approval by the stockholders of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants. Abstentions will have the same effect as a vote against the proposal. Approval of the Audit Committee’s selection of the Company’s independent accountants is a “routine” matter so there should be no broker non-votes with respect to this proposal.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Company’s Board of Directors. The Company will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, regular employees of the Company may solicit proxies by telephone, facsimile, or email.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation provides that our Board of Directors is classified into three classes, as nearly equal in size as practicable, with staggered three-year terms. Our Class I Directors, who include Albert Adams, Stuart Burgdoerfer, and John Kyees, were elected at the 2025 Annual Meeting of Stockholders and their terms will expire at the Annual Meeting in 2028. The Class II Directors are Alexis DePree, Andrea Hyde, and Rick Doody and their terms will expire at the Annual Meeting to be held on May 14, 2026. The Class III Directors, who include Bill Beargie, Gary Lewis, and John Reed, were elected at the 2024 Annual Meeting of Shareholders and their terms will expire at the Annual Meeting to be held in 2027. Mr. Samir Desai was appointed a Class III Director in 2025 and his term will also expire at the Annual Meeting to be held in 2027.

The three Director nominees who receive the greatest number of ‘FOR’ votes will be elected as Directors. If elected, each nominee will serve as a Director for a three-year term and until their successor is duly elected and qualified at the Annual Meeting to be held in 2029. Unless you specify otherwise, the shares of stock represented by your proxy will be voted to re-elect all of the Director nominees set forth in this proxy statement. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board intends that proxies will be voted for the election of a substitute nominee designated by the Board as recommended by the Nominating & Corporate Governance Committee. Alternatively, the Board may reduce the size of the Board.

The Board of Directors recommends that the stockholders vote FOR the Director nominees named below.

NOMINEES FOR ELECTION AT ANNUAL MEETING

Alexis DePree	Age: 47	Director Since 2023

Alexis DePree has served as a member of our Board since March 2023. Ms. DePree has served as Chief Operating Officer of Nordstrom, Inc. since May 2024. Prior to that, Ms. DePree served as Chief Supply Chain Officer of Nordstrom since January 2020. Ms. DePree previously served as Vice President of Americas Sort Centers at Amazon.com, Inc. from 2018 to 2020, and as Amazon’s Vice President of Global Supply Chain Operations from 2016 to 2018. From 2007 to 2016, she held executive positions with increasing responsibility at Target Corporation, prior to which she was employed at Dell Technologies Inc. in various leadership positions from 2001 to 2005.

We believe Ms. DePree is qualified to serve on our Board of Directors because of her significant supply chain experience in the retail industry.

Rick Doody	Age: 67	Director Since 2021

Rick Doody has served as a member of our Board since 2021 and served as a member of the Board of Directors of Arhaus, LLC since January 2014. Mr. Doody was the chair and founder of

Bravo/Brio Restaurant Group (BBRG) and served as CEO and then its chairman from 1992 until it was sold in 2018. Mr. Doody owns six restaurant concepts in the Cleveland area: Cedar Creek Grille, 17 River Grille, Lindey’s Lake House, Jojo’s Bar and Bar Italia (2). Mr. Doody is a member of the World Presidents’ Organization (WPO) and serves on the boards of Lindey’s, Stella Maris Rehabilitation Center, and the Boys and Girls Club of Cleveland.

We believe Mr. Doody is qualified to serve on our Board of Directors because of his substantial management, operational, and entrepreneurial experience related to restaurant concepts and site selection.

Andrea Hyde	Age: 61	Director Since 2021

Andrea Hyde has served as a member of our Board since 2021 and served as a member of the Board of Directors of Arhaus, LLC since January 2018. Ms. Hyde is the founder and President of Hyde & Chic Inc., a business growth strategy consulting firm, and has been a director of Awake Chocolate since 2022. Prior to founding Hyde & Chic Inc. in January 2018, Ms. Hyde was Chief Executive Officer of Draper James from 2014 to 2017. Prior to her role at Draper James, Ms. Hyde held the positions of President of Burch Creative Capital and President & Chief Executive Officer of French Connection USA. Ms. Hyde held senior management positions at Kenneth Cole and The Gap, where she oversaw the marketing departments and was part of the initial concept and development team for Old Navy. Early in her career she worked for Estee Lauder and Calvin Klein.

We believe Ms. Hyde is qualified to serve on our Board of Directors because of her extensive experience in leadership management, marketing, and branding lifestyle retail concepts and her knowledge of building out omni-channel platforms.

OTHER DIRECTORS

The following Directors have terms that expire in 2027 and 2028 and will continue to serve as Directors following the Annual Meeting.

Albert Adams	Age: 75	Director Since 2021 Term Expires: 2028

Albert Adams has served as a member of our Board since July 2021, on the Board of Directors of Arhaus, LLC since 2014, and joined the Board of Directors of the predecessor of Arhaus, LLC in 2001. Mr. Adams joined Baker & Hostetler LLP in 1977, became a partner in 1984, and served as a member of its governing body between 1993 to 2014. Mr. Adams’ practice is in the business and corporate areas, with special emphasis on the structuring and financial aspects of business transactions. Mr. Adams has served as a director of numerous private businesses and seven public companies. He also has been a board member or trustee of a number of community and charitable organizations, including the Cleveland Chapter of the American Red Cross, the Center for Families and Children, the Greater Cleveland Roundtable, the Greater Cleveland Sports Commission, the Corporate College (a division of Cuyahoga Community College), the Western Reserve Historical Society, Learning Disability Associates, and the Karamu Playhouse.

We believe Mr. Adams is qualified to serve on our Board of Directors because of his combination of legal and business skills and his extensive experience in advising public and private companies in various capacities, including with respect to capital markets activity, business combinations, and corporate governance.

Bill Beargie	Age: 69	Director Since 2021 Term Expires: 2027

Bill Beargie has served as a member of our Board since 2021, served as a member of the Board of Directors of Arhaus, LLC since 2014, and joined the Board of Directors of the predecessor of Arhaus, LLC in 2001. Mr. Beargie served as a CPA for Card, Palmer, Sibbison & Co. from 2015 until his retirement in 2023. Mr. Beargie was Chief Financial Officer and Administrative Vice President of Arhaus from 1987 to 1997.

We believe Mr. Beargie is qualified to serve on our Board of Directors because of his extensive experience in accounting and finance and his familiarity with the Company as its former Chief Financial Officer.

Stuart Burgdoerfer	Age: 63	Director Since 2024 Term Expires: 2028

Stuart Burgdoerfer has served as a member of our Board since June 2024. Mr. Burgdoerfer currently serves on the board of directors of The Progressive Corporation as chair of its Audit Committee and a member of its Technology Committee. Prior to his retirement, he was the Executive Vice President and Chief Financial Officer of L Brands, Inc. from April 2007 through August 2021, and served from May 2020 through February 2021 as Interim Chief Executive Officer of L Brand’s subsidiary Victoria’s Secret (VS NewCo). Mr. Burgdoerfer’s experience includes work as a CPA at Deloitte, as a management consultant and in financial leadership roles at PepsiCo/YUM Brands subsidiary Pizza Hut, and as a Senior Vice President of Finance at The Home Depot. Mr. Burgdoerfer also served as a member of the board of Galyan’s Trading Company, which shares were listed on NASDAQ until the Company was acquired by Dick’s Sporting Goods in 2004, and the Spelman College Board of Trustees.

We believe Mr. Burgdoerfer is qualified to serve on our board of directors because his substantial experience in leadership roles as a financial professional and senior executive enhances the Board’s financial expertise.

Samir Desai	Age: 45	Director Since 2025 Term Expires: 2027

Mr. Desai has served as Executive Vice President, Chief Digital and Technology Officer of Abercrombie & Fitch Co. since July 2021. Prior to that, he served in various leadership positions at Equinox Group, including as Chief Technology Officer from April 2016 to June 2021, Vice President, Technology from April 2013 to April 2016, Senior Director, Technology from April 2011 to April 2013, and Director, Technology from October 2005 to April 2011. Mr. Desai previously served as Director of Technology at Intertex Apparel Group from 2002 to 2005.

We believe Mr. Desai is qualified to serve on our Board of Directors because of his significant digital and technology expertise and his leadership in the retail industry.

John Kyees	Age: 79	Director Since 2021 Term Expires: 2028

John Kyees has served as a member of our Board since 2021 and served as a member of the Board of Directors of Arhaus, LLC since November 2011. He is currently the President of Kyees Construction. Mr. Kyees has held the Chief Financial Officer role at the following retailers: Urban Outfitters, Inc. from 2003 to 2010, bebe Stores, Inc. from 2002 to 2003, Skinmarket from 2000 to 2002, Ashley Stewart from 1997 to 2002, Express (Division of the Limited) from 1984 to 1997, and Chas. A. Stevens (Division of Hartmarx) from 1982 to 1984. Mr. Kyees recently served on the board of directors of Vera Bradley until 2022 as lead independent director and chair of the audit committee, and he previously served as chair and a director of Destination XL Group, Inc.

We believe Mr. Kyees is qualified to serve on our Board of Directors because of his extensive executive-level retail experience having served as Chief Financial Officer for several prominent retailers.

Gary Lewis	Age: 67	Director Since 2021 Term Expires: 2027

Gary Lewis has served as a member of our Board since 2021, served as a member of the Board of Directors of Arhaus, LLC since January 2014, and joined the Board of Directors of the predecessor to Arhaus, LLC in September 2013. Mr. Lewis has been a principal at GLA Real Estate since 2013. Prior to his role at GLA Real Estate, Mr. Lewis was Senior Executive Vice President and President of the Mall Leasing Division at Simon Property Group from 1986 to 2013. Mr. Lewis also guest teaches in the Ring Distinguished Speakers series in the Bergstrom Center for Real Estate in the Warrington College of Business Administration at the University of Florida and is a member of the International Council of Shopping Centers (ICSC).

We believe Mr. Lewis is qualified to serve on our Board of Directors because of his substantial experience in retail real estate, including the representation of landlords and tenants in lease negotiations, and experience leading and overseeing new construction, renovations, and expansions of retail and mixed-use projects.

John Reed	Age: 71	Chairman and Director Since 2021 Term Expires: 2027

John Reed has served as a member of our Board since July 2021. He co-founded Arhaus in 1986 and has served on the Board of Directors of Arhaus, LLC as Chairman since its formation in December 2013, and served as our Chief Executive Officer (“CEO”) from January 1997 through December 2015 and since February 2017 through the reorganization into Arhaus, Inc.

We believe Mr. Reed is qualified to serve on our Board of Directors because of, among other things, his extensive knowledge and experience with the business and his role as our Founder(1) and CEO.

(1)	“Founder” refers to John Reed and when used in the context of ownership of our securities, includes trusts or other entities controlled by him that hold Class B common stock.

GOVERNANCE

Leadership Structure of our Board of Directors

Our Board leadership structure consists of a combined CEO and Chairman of the Board, along with an Independent Lead Director. Arhaus believes that a combined CEO and Chairman of the Board role is appropriate because it provides an efficient and effective leadership structure for the Company. It promotes alignment between the Board and management on Arhaus’ strategic objectives, facilitates effective presentation of information to enable the Board to fulfill its responsibilities, and allows for productive and effective Board meetings. The Board is composed of ten Directors. Mr. Reed serves as the CEO and Chairman, and Mr. Adams serves as the Independent Lead Director.

Board Meetings

The Board held eight meetings in the 2025 fiscal year. Each Director who served in fiscal year 2025 attended more than 75% of the aggregate number of meetings of the Board and committees on which he or she served in such fiscal year. Although the Company has not established a policy regarding Director attendance at the stockholder meeting, it is expected that all Directors will be available to attend the Annual Meeting. All Directors who served in fiscal year 2025 attended the 2025 Annual Meeting. Mr. Desai joined the Board on June 27, 2025, which was after the 2025 Annual Meeting.

Director Independence

Our Board of Directors has undertaken a review of the independence of each Director. Based on information provided by each Director concerning his or her background, employment, and affiliations, our Board of Directors has determined that Ms. Hyde and Ms. DePree and Messrs. Adams, Beargie, Burgdoerfer, Desai, Doody, Kyees, Lewis and Roth (who resigned from the Board on February 2, 2026) qualify as “independent directors,” as defined under the rules of Nasdaq. Mr. Reed is the Company’s CEO and, therefore, not independent from the Company.

Risk Oversight

The Board has overall responsibility for the oversight of the Company’s risk management. Day-to-day risk management is the responsibility of management. The Board, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on the Company, and the steps we take to monitor and control such exposures. The Board’s role in the Company’s risk oversight has not affected our leadership structure.

Board Diversity

Of our total number of ten directors, we have two female directors and one who identifies as Asian. As further described below, when considering director candidates, our Nominating and Corporate Governance Committee considers diversifying factors they deem appropriate, including, among other things, age, skills, gender, ethnicity, areas of expertise, and other relevant factors.

BOARD COMMITTEES AND MEETINGS

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating & Corporate Governance Committee, each of which operates under a charter that is posted on our website at https://ir.arhaus.com/corporate-governance/governance-overview. Our Board of Directors also has a Real Estate Committee and a Technology Committee. Directors who are members of these committees serve until their resignation or until as otherwise determined by our Board of Directors.

Audit Committee	Compensation Committee
Stuart Burgdoerfer (Chair) John Kyees Andrea Hyde	Albert Adams (Chair) Bill Beargie Alexis DePree
5 Meetings during 2025	8 Meetings during 2025

Nominating & Corporate Governance Committee	Real Estate Committee
Andrea Hyde (Chair) Rick Doody	Gary Lewis (Chair) Rick Doody Stuart Burgdoerfer
5 Meetings during 2025	3 Meetings during 2025

Technology Committee
Alexis DePree (Chair) Samir Desai Gary Lewis
9 Meetings during 2025

Audit Committee

Our Audit Committee consists of Stuart Burgdoerfer, Andrea Hyde, and John Kyees, with Mr. Burgdoerfer serving as Chair. Our Board of Directors has determined that Messrs. Burgdoerfer and Kyees and Ms. Hyde meet the definition of “independent director” under the listing standards of Nasdaq and SEC rules and regulations. Mr. Doody served on the Audit Committee until May 15, 2025.

Our Board of Directors determined that each of Messrs. Burgdoerfer and Kyees qualify as an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K.

Our Audit Committee has the following responsibilities, among other matters:

•	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
•	discussing with our independent registered public accounting firm its independence from management;
•	discussing the scope and results of the audit with the independent registered public accounting firm;
•	reviewing with management and the independent registered public accounting firm our interim and year-end operating results;
•

overseeing the financial reporting process and discussing with management and the independent registered public accounting firm the interim and annual financial statements that we will file with the SEC;

•	reviewing and monitoring our accounting policies and principles and internal controls; and
•	establishing procedures for the confidential submission of concerns about questionable accounting, internal controls, or auditing matters.

Compensation Committee

Our Compensation Committee consists of Albert Adams, Bill Beargie, and Alexis DePree, with Mr. Adams serving as Chair. Mr. Roth served on the Compensation Committee until his resignation on February 2, 2026. Our Compensation Committee has the following responsibilities, among other matters:

•	reviewing and approving the compensation of our executive officers and Directors;
•	reviewing, approving, and making recommendations to our Board of Directors about incentive compensation and equity compensation plans; and
•	appointing and overseeing any compensation consultants.

The Compensation Committee may, in its sole discretion, retain or obtain the advice of compensation consultants, counsel, or other advisors to carry out its duties. The Compensation Committee must consider such third party’s independence from Company management before selecting or receiving their advice.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is, or has been, an officer or employee of our Company, other than Mr. Beargie, who was the Chief Financial Officer of the predecessor of the Company from 1987 to 1997. None of our executive officers served as a member of the board of directors or compensation committee (or other board committee serving an equivalent function) of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

Nominating & Corporate Governance Committee

Our Nominating & Corporate Governance Committee consists of Rick Doody and Andrea Hyde, with Ms. Hyde serving as Chair. Mr. Roth served on the Nominating & Corporate Governance Committee until February 2, 2026. Our Nominating & Corporate Governance Committee is responsible for, among other matters:

•	identifying, evaluating, and selecting, or making recommendations to our Board of Directors about nominees for election to our Board of Directors and its committees;
•	evaluating the performance of our Board of Directors and of individual Directors;
•	reviewing and making recommendations to our Board of Directors regarding Director independence determinations;
•	making recommendations to our Board of Directors about the composition of the Board of Directors and its committees; and
•	developing and recommending to our Board of Directors corporate governance guidelines and principles.

The Nominating & Corporate Governance Committee recommends potential Director candidates to the Board. In making its recommendations, consistent with the Committee’s charter, the Committee considers qualifications and qualities, such as age, skills, gender, ethnicity, areas of expertise, and other relevant factors as they relate to the current Board composition. There are no other stated criteria for Director nominees, and the Board may establish criteria for nominee evaluation.

The Nominating & Corporate Governance Committee identifies nominees by first determining whether current Board members are willing to continue to serve and the appropriate size of the Board. If any Board member does not wish to continue to serve, if the Committee or Board decides not to nominate a member for re-election, or if there is otherwise a vacancy on the Board, then the Committee identifies the desired skills and experience in light of the criteria outlined above. The Committee then seeks potential Director candidates through recommendations from the Board, senior management, stockholders, and third parties. The Committee has and may in the future retain a search consultant to supplement potential Board candidates if it deems it advisable.

Ms. DePree, Mr. Doody, and Ms. Hyde were nominated for re-election as a Director because the Board and Nominating & Corporate Governance Committee believe that they have demonstrated leadership experience, deep knowledge of the Company, and specific industry experience. The Board and the Committee believe that the skills and qualifications of each of the nominees, combined with each Director’s background and ability to work in a positive and collegial fashion, benefit the Company and its stockholders by creating a strong and effective Board.

The Nominating & Corporate Governance Committee will consider stockholder suggestions concerning qualified candidates for election as Directors. To recommend a prospective nominee for the Committee’s consideration, a stockholder must submit the candidate’s name and qualifications to the Company’s Secretary, Michael Nowak, at the following address: Arhaus, Inc., 51 E. Hines Hill Road, Boston Heights, Ohio 44236. The Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board. However, in determining qualifications for new Directors, the

Committee will consider potential members’
independence
, as well as diversity, age, skill, and experience in the context of the Board’s needs.
Stockholders who wish to nominate Directors directly for election at an annual meeting must do so in accordance with the procedures in our bylaws. See “STOCKHOLDER PROPOSALS FOR 2027 ANNUAL MEETING” for more information about the procedures for direct nominations.
Real Estate Committee
Our Real Estate Committee consists of Stuart Burgdoerfer, Rick Doody, and Gary Lewis, with Mr. Lewis serving as Chair. Our management team works with the Real Estate Committee to evaluate the Company’s real estate portfolio, including to identify potential markets and attractive locations for new showrooms. Ms. Hyde served on the Real Estate Committee until May 15, 2025. Mr. Roth served on the Real Estate Committee until February 2, 2026. Mr. Burgdoerfer was appointed to the Real Estate Committee on March 12, 2026.
Technology Committee
Our Technology Committee was established in November 2024 and consists of Alexis DePree, Samir Desai, and Gary Lewis, with Ms. DePree serving as Chair. Mr. Burgdoerfer served on the Technology Committee until March 12, 2026. The primary responsibility of the Technology Committee is to oversee the use of technology in executing our business strategies, including technology strategies, investments, and industry trends; cybersecurity programs and related risk management practices; and operational performance, technology-related business continuity, and disaster recovery efforts. At each regular meeting, the Technology Committee receives updates from our Chief Information Officer, among other members of management, on technology investments, IT programs and operations, and our information security programs, matters, and efforts.
Insider Trading Policy and Prohibition on Certain Transactions
The Company has adopted an Insider Trading Policy pursuant to which each employee, officer and Director of the Company is prohibited from buying or selling our securities when he or she is aware of material, non-public
information about the Company, or information about other public companies which he or she learns as our employee or Director. These individuals are also prohibited from providing such information to others. In addition, this policy prohibits officers and directors from engaging in short sales of Company stock and from buying or selling any derivative securities related to Company stock. Officers and Directors may not engage in hedging transactions or invest in financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities. Directors and executive officers may not pledge Company securities as collateral for a loan. The Company complies with applicable securities laws when engaging in transactions of its securities. We believe our Insider Trading Policy and the
Company’s
procedures are reasonably designed to promote compliance with insider trading laws, and rules and regulations.

Contacting the Board of Directors
Any stockholder who desires to contact our
non-employee
Directors may do so by writing to the Company’s Secretary, Michael Nowak, at the following address: Arhaus, Inc., 51 E. Hines Hill Road, Boston Heights, Ohio 44236. Our Secretary will forward all appropriate correspondence to the Board of Directors.

BUSINESS CONDUCT AND ETHICS

The Company adopted a Code of Business Conduct and Ethics, available on our website at https://ir.arhaus.com/corporate-governance/governance-overview. It is our general policy to conduct business activities and transactions with the highest level of integrity and ethical standards and in accordance with all applicable laws. All Company Directors, officers, and employees are subject to the code.

DIRECTOR COMPENSATION

Each non-employee Director receives an annual retainer of $80,000. In addition, the non-employee Director serving as the Chair of our Audit Committee receives an additional annual retainer of $20,000, the Chairs of each of our Compensation Committee, Nominating and Corporate Governance Committee, Real Estate Committee and Technology Committee receive an additional annual retainer of $15,000, and the Independent Lead Director receives an additional annual retainer of $30,000, in each case earned on a quarterly basis. In 2025, each non-employee Director also received an annual restricted stock unit award with a grant date value of $135,000, which generally vests in full one year after the date of grant, subject to the non-employee Director continuing in service through such date. The vesting of this award accelerates and vests in the event a Director’s service is terminated for any reason other than a removal in accordance with the Company’s Amended and Restated Bylaws.

The following table sets forth the compensation paid to the Company’s non-employee Directors during the 2025 fiscal year.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation	Total
Albert Adams	$125,000	$135,002	$—	$260,002
Bill Beargie	$ 80,000	$135,002	$—	$215,002
Stuart Burgdoerfer (2)	$ 95,000	$135,002	$—	$230,002
Alexis DePree	$ 95,000	$135,002	$—	$230,002
Samir Desai (3)	$ 40,000	$135,007	$—	$175,007
Rick Doody	$ 80,000	$135,002	$—	$215,002
Andrea Hyde	$ 95,000	$135,002	$—	$230,002
John Kyees (2)	$ 90,000	$135,002	$—	$225,002
Gary Lewis	$ 95,000	$135,002	$—	$230,002
John M. Roth (4)	$ —	$ —	$—	$ —

(1)

Represents grant date fair value RSU awards. Except for the award to Mr. Desai, the awards were granted on May 15, 2025, and valued based on that day’s closing price of $8.38. All awards will vest on May 15, 2026, if the individual remains a director until that date.

(2)	Chair of the Audit Committee transitioned from John Kyees to Stuart Burgdoerfer during 2025. Fees paid in cash reflect retainer payments during transition.
(3)	Mr. Desai was appointed to the Board on June 27, 2025. Mr. Desai’s stock award was granted on July 1, 2025 and valued based on that day’s closing price of $9.23. This award will vest on May 15, 2026.
(4)	Mr. Roth resigned from the Board on February 2, 2026. Mr. Roth was not compensated for his services as a director because of his affiliation with Freeman Spogli, a former investor in the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Company common stock as of March 16, 2026 with respect to each person known to be a beneficial owner of more than five percent (5%) of the outstanding common stock and each Director and named executive officer of the Company, individually and as a group. Percentage of beneficial ownership is based on 141,964,953 shares of common stock outstanding as of March 16, 2026. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Arhaus, Inc., 51 E. Hines Hill Road, Boston Heights, Ohio 44236.

	Class A Common Stock Beneficially Owned (1)		Class B Common Stock Beneficially Owned		Combined Voting Power (2)
Name of Beneficial Owner	Number	%	Number	%	Number	%

5% Stockholders
The Vanguard Group (3)	5,012,385	3.53%	—	—%	5,012,385	*
BlackRock, Inc. (4)	4,042,967	2.85%	—	—%	4,042,967	*
Managed Account Advisors LLC (5)	2,701,361	1.90%	—	—%	2,701,361	*

Named Executive Officers and Directors
John Reed (6)	51,969	*	45,078,259	31.75%	45,130,228	48.69%
Michael Lee	40,000	*	—	—%	40,000	*
Christian Sedor	11,585	*	—	—%	11,585	*
Dawn Phillipson (7)	542,419	*	—	—%	542,419	*
Lisa Chi (8)	130,087	*	—	—%	130,087	*
Jennifer Porter	569,155	*	—	—%	569,155	*
Kathy Veltri	503,564	*	—	—%	503,564	*
Allison Sutley	8,323	*	—	—%	8,323	*
Albert Adams (9)	81,511	*	42,037,341	29.61%	42,118,852	45.41%
Bill Beargie (9)	74,011	*	42,037,341	29.61%	42,111,352	45.40%
Rick Doody	89,781	*	—	—%	89,781	*
Andrea Hyde	56,511	*	—	—%	56,511	*
John Kyees	56,511	*	—	—%	56,511	*
Gary Lewis	56,511	*	—	—%	56,511	*
Alexis DePree	37,380	*	—	—%	37,380	*
Stuart Burgdoerfer	23,064	*	—	—%	23,064	*
Samir Desai	14,627	*	—	—%	14,627	*
All current executive officers and Directors as a group (16 individuals)	1,674,503	1.18%	87,115,600	61.36%	88,790,103	94.26%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

Beneficial ownership excludes unvested RSUs and PSUs that will not vest within 60 days of March 16, 2026. The number of unvested RSUs held is 16,110 for each current non-employee director, which will vest within 60 days, with the exception of Mr. Desai, who holds 14,627 unvested RSUs. Mr. Lee holds 400,000 unvested RSUs, of which 40,000 will vest within 60 days of March 16, 2026. Mr. Sedor holds 16,887 unvested PSUs and 18,480 unvested RSUs, of which 5,630 unvested RSUs will vest within 60 days of March 16, 2026. Ms. Porter holds 49,024 unvested PSUs and 365,102 unvested RSUs, of which 13,317 unvested RSUs will vest within 60 days of March 16, 2026. Ms. Veltri holds 49,024 unvested PSUs and 215,102 unvested RSUs, of which 13,317 unvested RSUs will vest within 60 days of March 16, 2026. Ms. Sutley holds 24,969 unvested PSUs and 24,969 unvested RSUs of which 8,323 unvested RSUs will vest within 60 days of March 16, 2026.

(2)

Represents the percentage of voting power of our Class A common stock and Class B common stock voting as a single class. Each share of Class A common stock and each share of Class B common stock entitles the registered holder thereof to one vote and ten votes per share, respectively, on all matters presented to stockholders for a vote generally.

(3)

Based upon a Schedule 13G/A filed on November 12, 2024, The Vanguard Group reported beneficial ownership of 5,012,385 shares of Class A common stock, as of September 30, 2024, as follows: shared voting power over 82,220 shares of Class A common stock, sole dispositive power over 4,887,335 shares of Class A common stock, and shared dispositive power over 125,050 shares of Class A common stock. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based upon a Schedule 13G filed on November 8, 2024, BlackRock, Inc. reported beneficial ownership of 4,042,967 shares of Class A common stock, as of September 30, 2024. The business address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(5)

Based upon a Schedule 13G/A filed on August 14, 2025, Managed Account Advisors LLC reported beneficial ownership of 2,701,361 shares of Class A common stock, as of June 30, 2025, as follows: sole dispositive power over 1,384,085 shares of Class A common stock, and shared dispositive power over 1,317,276 shares of Class A common stock. The business address of Managed Account Advisors LLC is 101 Hudson Street, 9th Floor, Jersey City, NJ 07302.

(6)

Represents (i) 10,769 shares of Class A common stock held by John P. Reed directly, (ii) 200 shares of Class A common stock held by Mr. Reed indirectly, as custodian for the benefit of a minor child, (iii) 41,000 shares of Class A common stock held by the John P. Reed Trust dated 4/29/1985, as amended, of which Mr. Reed is trustee, (iv) 2,982,988 shares of Class B common stock held by Mr. Reed directly and (v) 42,095,271 shares of Class B common stock held by the John P. Reed Trust dated 4/29/1985, as amended, of which Mr. Reed is trustee.

(7)	Ms. Phillipson resigned as our CFO effective January 15, 2025. The reported figure reflects Ms. Phillipson’s holdings to the knowledge of the Company.
(8)	Ms. Chi resigned as our Chief Merchandising Officer effective May 16, 2025. The reported figure reflects Ms. Chi’s holdings to the knowledge of the Company.
(9)

Represents 42,037,341 shares of Class B common stock held as follows: (i) 5,566,589 shares of Class B common stock held by the Reed 2013 Generation Skipping Trust, of which Messrs. Adams and Beargie are trustees; and (ii) 36,470,752 shares of Class B common stock held by the 2018 Reed Dynasty Trust, of which Messrs. Adams and Beargie are trustees. Neither Messrs. Adams nor Beargie have any pecuniary interest in the shares, and each disclaims beneficial ownership in such shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

POLICY

Pursuant to the Related Party Transactions Policy, the Audit Committee reviews and must approve or disapprove all related party transactions. Proposed transactions between the Company and related persons (“Related Person(s)”), as defined in Regulation S-K Item 404 under the Securities Act of 1933, as amended (the “Securities Act”), are submitted to the Audit Committee for full consideration. The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Audit Committee, and the Audit Committee may approve or disapprove the Company entering into the transaction. All related party transactions, whether or not such transactions must be disclosed under Regulation S-K Item 404, are approved or disapproved by the Audit Committee pursuant to the policy.

In connection with the review and approval or ratification of a Company transaction with a Related Person, the Audit Committee considers the following, among other items:

•

the basis on which the person is a Related Person, the material terms of the Related Person transaction, including the approximate dollar value of the amount involved in the transaction and all the material facts as to the Related Person’s direct or indirect interest in, or relationship to, the Related Person transaction;

•

whether the transaction with the Related Person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party and the purpose of, and the potential benefits to us of, such transaction;

•	whether the Related Person transaction complies with the terms of our agreements that may limit or restrict our ability to enter into a Related Person transaction and governing law; and
•	whether the Related Person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules and regulations.

In addition, the Board of Directors, in connection with any approval or ratification of a Related Person transaction involving a non-employee Director or Director nominee, should consider whether such transaction would compromise the Director or Director nominee’s status as an “independent” or “outside” director under the rules and regulations of the SEC, the Nasdaq and the U.S. Internal Revenue Code of 1986, as amended.

TRANSACTIONS WITH RELATED PARTIES

Since the beginning of the 2025 fiscal year, the following transactions have occurred, or are proposed, which involve the Company and a Related Person as defined in Regulation S-K Item 404 under the Securities Act for an amount exceeding $120,000.

Lease Agreements

We lease a distribution center in Conover, North Carolina from Premier Conover, LLC, a company of which our Founder indirectly owned 40% on December 31, 2025. The initial term of the lease is twelve years, commencing upon the completion of the distribution center in 2021.

We have the option to extend the lease for an additional ten-year term at fixed rental payments and two additional five-year terms thereafter at fair market rental payments upon the same terms and conditions as the initial term. The monthly base rent was $270,905 at December 31, 2025, plus applicable common area maintenance expenses and real estate taxes. Lease payments under the lease agreement totaled $4,216,518 for the fiscal year ended December 31, 2025.

We lease a warehouse in Walton Hills, Ohio from Pagoda Partners, LLC, a company of which our Founder indirectly owns 50%. The term of the lease was extended in 2023 and expires in 2034. We have the option to extend the lease for one additional five-year term. We also have the option to purchase the facility at a purchase price of fair market value but not less than the minimum price for which Pagoda Partners, LLC acquired the property. The monthly rent was $135,348 at December 31, 2025, which includes applicable common area maintenance and insurance expenses. Lease payments under the lease agreement totaled $1,659,190 for the fiscal year ended December 31, 2025.

We lease our Outlet in Brooklyn, Ohio from Brooklyn Arhaus, a company of which our Founder and Mr. Beargie, a Director of Arhaus, Inc., own 85% and 15%, respectively. The term of the lease was extended in 2025 and expires in 2040. The monthly base rent was $29,200 at December 31, 2025, plus applicable common area maintenance expenses and real estate taxes. Lease payments under the lease agreement totaled $305,738 for the fiscal year ended December 31, 2025.

Other

Ryan Reed, Senior Vice President, Real Estate of the Company, is the son of our Founder. His base salary was $405,000 for the fiscal year ended December 31, 2025, and his earned compensation totaled $983,249 for the fiscal year ended December 31, 2025.

EXECUTIVE COMPENSATION

COMPENSATION, DISCUSSION AND ANALYSIS

The following discussion provides an overview of the compensation awarded to or earned by our named executive officers during fiscal year 2025 as set forth in the Summary Compensation Table in this proxy statement, including the elements of our compensation program, material compensation decisions made for fiscal year 2025, and the material factors considered in making those decisions. Compensation decisions with respect to our executive officers are made by the Compensation Committee. The following list sets forth our named executive officers for fiscal year 2025, and includes our principal executive officer, our principal financial officer, our three next most highly compensated executive officers who were serving as executive officers as of December 31, 2025; and, pursuant to SEC rules, our former Chief Financial Officer, our former Chief Merchandising Officer, and our current Chief Accounting Officer, who served as acting principal financial officer during a portion of the year.

•	John Reed, who serves as President, Chief Executive Officer and Director and is our principal executive officer;
•	Michael Lee, who serves as Chief Financial Officer and principal financial officer;
•	Kathy Veltri, who serves as Chief Retail Officer;
•	Jennifer Porter, who serves as Chief Marketing and eCommerce Officer;
•	Allison Sutley, who serves as Chief Information Officer;
•	Christian Sedor, who is our Chief Accounting Officer and served as acting principal financial officer in 2025;
•	Dawn Phillipson, our former Chief Financial Officer and principal financial officer; and
•	Lisa Chi, our former Chief Merchandising Officer.

Certain tables include compensation information for Ms. Phillipson and Ms. Chi, but these individuals did not receive incentive payouts or post termination compensation in 2025 and forfeited unvested equity awards. Mr. Sedor served as acting principal financial officer from January 15, 2025 through May 11, 2025. The compensation disclosed for Mr. Sedor in the Summary Compensation Table reflects compensation earned for the full fiscal year.

Compensation Philosophy, Objectives, and Rewards

Our executive compensation program has been designed to provide a total compensation opportunity to motivate, reward, attract, and retain high-caliber management deemed essential to ensure our success. The program seeks to align executive compensation with our objectives and business strategy and direct management’s efforts toward the achievement of the Company’s financial performance goals.

Our compensation philosophy reflects the following general principles:

•	support long-term sustainable business growth by attracting, retaining and motivating innovative, effective, and engaged leaders;
•	apply consistent principles that support ethical leadership of Arhaus in the highly competitive retail landscape;
•	consider the marketplace, Arhaus performance, and individual contributions when making compensation decisions; and

•	create incentives aligned with achievement of the Company’s goals to drive long-term sustainable value for all our stakeholders.

Our compensation program for our executives rewards both short- and long-term performance through a mix of cash and equity compensation, providing our executives with an opportunity to share in the appreciation of our business and generation of shareholder value. We have historically maintained an annual cash incentive program providing for payouts based on the achievement of Company performance objectives. We also grant long-term equity awards, a portion of which vest upon the achievement of performance metrics and a portion which vest based upon the continuous service of the executive. The long-term incentive program is designed to reward achievement of our long-term business objectives while promoting executive retention and reinforcing executive interest in Arhaus and its performance.

A significant portion of our executive compensation is “at-risk” and only pays out upon the achievement of performance objectives to drive our performance objectives and appropriately align the financial interests of our executive officers to those of our stockholders.

Determination of Executive Compensation

Compensation Committee. The Compensation Committee is responsible for establishing, implementing, and monitoring adherence to the Company’s compensation philosophy for the CEO and other executive officers. The Committee sets the compensation of the Company’s executive officers, establishes the compensation for directors, and oversees management’s administration of the other significant employee compensation and benefit plans, such as the 2021 Equity Incentive Plan. In carrying out its oversight responsibilities, the Committee is supported by an independent executive compensation consultant and management as further described below. The Committee has the sole authority to retain (and terminate) any consultants used to evaluate the Company’s executive management compensation.

Role of Management. Management of the Company supports the Committee in its assessment of executive compensation, implements decisions made by the Committee, and ensures the Company’s compensation plans are administered in accordance with the provisions of the plans. In making executive compensation determinations, the Compensation Committee works together with our CEO to review the effectiveness of our program and determine awards for our executives (other than with respect to his own compensation).

Role of Independent Compensation Consultant. The Committee has engaged Aon plc as its independent compensation consultant to assist the Compensation Committee in its annual review of the Company’s executive compensation practices for continuing appropriateness and reasonableness and to make recommendations regarding executive officer compensation levels and structures. In reviewing the Company’s executive compensation practices, the Compensation Committee also considers other sources to evaluate external market, industry and peer-company practices. In 2025, our finance and accounting team engaged Aon to provide valuation services for which we paid approximately $17,000. The individuals at Aon that advise the Compensation Committee on executive compensation matters are not involved in the other services provided to the Company by Aon and its affiliates, and the individuals at Aon advising the Compensation Committee report directly to, and are overseen by, the Compensation Committee. Otherwise, Aon has no other business relationship with us and receives no payments from us other than fees for services to the Compensation Committee.

Role of Comparable Company Analysis in our Compensation Decisions. In order to develop a competitive compensation package for our named executive officers, the Compensation Committee compares our compensation package with those of a peer group of public companies. The peer group includes companies in the retail sector with a similar business and financial profile as well as other retail companies that are similar in size to the Company. This group is reviewed annually and may change if companies no longer satisfy this criteria. A complete listing of the companies in the 2025 peer group appears below:

Beyond, Inc.	RH
Canada Goose Holdings Inc.	Sleep Number Corporation
Capri Holdings Limited	Somnigroup International Inc.
Ethan Allen Interiors, Inc.	Tapestry, Inc.
Floor & Décor Holdings, Inc.	The Lovesac Company
Haverty Furniture Companies, Inc.	The RealReal, Inc.
La-Z-Boy Incorporated	Vera Bradley, Inc.
Movado Group, Inc.	Williams-Sonoma, Inc.
Oxford Industries, Inc.

Our Compensation Committee periodically reviews compensation analysis of the compensation paid by these companies and periodically surveys the compensation practices of these companies to assess our competitiveness. This information is used as part of the Compensation Committee’s considerations in setting compensation for our named executive officers. While the Committee reviews market data from peer companies, compensation decisions are not mechanically tied to peer medians and are made based on Company performance, role scope, and individual contribution.

Stockholder Advisory Vote. Our Compensation Committee recognizes the fundamental interest our stockholders have in the compensation of our named executive officers. At the 2025 Annual Meeting of Stockholders, approximately 99% of the shares present and entitled to vote on the advisory resolution on named executive compensation were voted to approve the compensation of the Company’s named executive officers. Based upon the results of such advisory vote and our review of our compensation policies and decisions, we believe that our existing compensation policies and decisions are consistent with our compensation philosophy and objectives discussed above and adequately align the interests of our named executive officers with the interests of our stockholders.

Elements of our Executive Compensation Program

The Company’s executive compensation program consists of the following elements, each established to achieve the compensation objective specified below:

Compensation Element	Desired Objectives and Key Features

Base Salary	Attracts and retains key talent by offering base cash compensation at competitive levels

Cash-Based Incentive Compensation	Provides short-term incentives based on the Company’s annual performance

Equity Compensation	Provides long-term equity incentives to align the interests of our named executive officers and stockholders and to retain key talent

Severance and Other Benefits Potentially Payable upon Termination of Employment or Change in Control	Creates clarity around termination or change in control events and provides for retention of executives

Health and Welfare Benefits	Offers market-competitive benefits

Base Salaries

The base salaries of our named executive officers are an important part of their total compensation package and are intended to reflect their respective positions, duties, and responsibilities. Base salary is a visible and stable fixed component of our compensation program. Base salaries for our named executive officers are reviewed annually by the Compensation Committee. The Compensation Committee considers (i) competitive market data provided by the Compensation Consultant for base salary, annual incentive targets and long-term incentive awards, (ii) the recommendations of the CEO, and (iii) the experience, tenure, and performance of each executive.

The following table sets forth the base salary and adjustments for fiscal year 2025 for each named executive officer:

Named Executive Officer	2025 Base Salary	2024 Base Salary	Increase

John Reed	$1,500,000	$1,499,680	—%

Michael Lee	$ 550,000	$ —	—%

Christian Sedor	$ 310,000	$ 255,000	22%

Dawn Phillipson	$ 492,752	$ 492,752	—%

Kathy Veltri	$ 550,000	$ 492,752	12%

Jennifer Porter	$ 550,000	$ 482,040	14%

Allison Sutley	$ 500,000	$ —	—%

Lisa Chi	$ 550,000	$ 449,904	22%

Cash-Based Incentive Compensation

We consider annual cash incentive bonuses to be an important component of our total compensation program.

Annual Incentive Plan

For fiscal year 2025, the Compensation Committee adopted a cash-based incentive plan, the Arhaus Incentive Plan (“AIP”), in which certain team members, including our named executive officers, participated. Each participant had a target incentive amount based on a percentage of base salary for 2025 (“Target Incentive”). In fiscal year 2025, the Target Incentives for our named executive officers were as follows:

Named Executive Officer	Target Incentive as Percentage of Salary
John Reed	100%
Michael Lee	60%
Christian Sedor	50%
Dawn Phillipson	60%
Kathy Veltri	60%
Jennifer Porter	60%
Allison Sutley	50%
Lisa Chi	60%

Awards under the AIP were based on the Company’s achievement towards goals established for two metrics: (a) 2025 Adjusted EBITDA (before bonus) and (b) 2025 Written Sales (demand). The Committee believes these metrics appropriately focus management on top-line revenue and profitability and align with long-term shareholder value. Adjusted EBITDA is defined on the same basis and using the same criteria that were applied in connection with establishing the 2025 budget and was calculated before giving effect to payments under the AIP. Adjusted EBITDA is defined as EBITDA (net income before depreciation and amortization, interest expense and taxes) further adjusted for equity based compensation expense, annual corporate bonus expense and other expenses. Written Sales (demand) is an operating metric that we use to measure the dollar value of orders (based on purchase price) at the time the order is placed, net of the dollar value of cancellations and returns (based on unpaid purchase price and amount credited to client).

In establishing the levels of Adjusted EBITDA and Written Sales (demand) that would earn payouts, the Compensation Committee used a matrix of potential results based on business expectations. The Compensation Committee determined a threshold AIP payout of 25% of Target Incentive and a maximum AIP payout of 200% of Target Incentive. For fiscal year 2025, the Company reported strong financial results and, based on the established performance goals, a payout equal to 90% of Target Incentive was achieved. The Committee believes this outcome appropriately reflects the Company’s sustained written sales and the importance of maintaining profitability discipline.

The AIP amounts awarded to each named executive officer for fiscal year 2025 are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” The Committee believes this outcome reflects the pay for performance orientation of the program and appropriately aligns executive compensation with Company results.

Equity Compensation

The Company adopted the 2021 Equity Incentive Plan in order to facilitate the grant of cash and equity incentives to Directors, team members (including our named executive officers), and consultants of the Company and certain of its affiliates and to enable the Company and certain of its affiliates to obtain and retain the services of these individuals, which is essential to our long-term success. A substantial portion of compensation for our executive officers (other than John Reed) is in the form of long-term equity compensation. In granting equity compensation, the Committee uses a combination of restricted stock units (“RSUs”) and performance stock units (“PSUs”). The Compensation Committee believes that a combination of RSUs and PSUs provides an effective balance between retention, long term alignment with shareholders, and rigorous pay for performance outcomes. Together, these award types promote sustained executive focus on long term value creation and ensures that the majority of compensation opportunity is linked to the Company’s financial performance.

Each RSU represents a contingent right to receive one share of the Company’s Class A common stock upon vesting. The annual RSU grants vest in one-third increments on each of the first, second and third anniversary of the date of grant, provided that the executive officer continues to serve the Company through the applicable vesting date (“Continuous Service”). The Committee may from time-to-time make additional grants of RSUs to one or more executive officers with differing vesting schedules for retention or other purposes.

Each PSU represents a contingent right to receive one share of the Company’s Class A common stock. The number of shares earned upon vesting of the PSUs is based on the Company’s financial performance as measured against pre-established target goals over a multi-year period, generally three.

Both the RSUs and the PSUs accrue dividend equivalents that are credited on outstanding RSUs and PSUs at the same rate as dividends paid on the Company’s common stock. Dividend equivalents are not paid currently but are accumulated and paid only if and when the underlying RSUs or PSUs vest.

2025 Equity Grants.

The RSUs granted in 2025 have terms similar to prior year grants. For PSUs granted in 2025, the number of shares earned will be based on (1) cumulative Written Sales (demand revenue)(1), (2) cumulative adjusted EBITDA(2), and (3) relative total shareholder return (TSR)(3)

(1)	Written Sales (demand revenue) is defined as the dollar value of orders at the time the order is placed, net of the dollar value of cancellations and returns.
(2)

Adjusted EBITDA is defined as EBITDA (net income before depreciation and amortization, interest expense and taxes) further adjusted for incentive unit compensation expense, annual corporate bonus expense, and other expenses.

(3)

At conclusion of the three-year measurement period, the Company’s three-year Total Shareholder Return (TSR) will be calculated and then ranked relative to the Compensation Peer Group (defined in the award agreement). Actual payout (at, above or below target) will be determined based on the Company’s ranking.

over the performance period beginning on January 1, 2025 and ending on December 31, 2027 (the “Performance Period”). Each performance metric is weighted approximately equally, with aggregate weighting totaling 100%. The TSR metric compares the Company’s share price performance with a performance benchmark of the peer group described above. The Compensation Committee believes that the combination of Written Sales, adjusted EBITDA, and TSR provides a comprehensive and balanced assessment of performance over a multi year period. Together, these metrics measure the Company’s ability to generate sustainable demand, convert that demand into profitable operating results, and deliver competitive returns to stockholders relative to peers. The Committee believes the use of these metrics appropriately aligns long term incentive compensation with the execution of the Company’s strategy and long term value creation.

PSUs will vest as of the end of the Performance Period subject to the executive officer’s Continuous Service, but awards will not settle and shares will not be issued until results are certified by the Compensation Committee. The executive officer may earn shares representing between 0% and 200% of the PSU target award based on the Company’s achievement of each of the performance goals.

In addition to the annual grants pursuant to the equity program, in 2025 the Compensation Committee also made certain special grants. In connection with his appointment as Chief Financial Officer and, in part, because of the timing of his hiring, Mr. Lee received a grant of 400,000 RSUs in lieu of the grant of RSUs and PSUs. The Compensation Committee also made retention grants of RSUs in January and March of 2025 to each of Ms. Veltri, Ms. Porter, Mr. Sedor and Ms. Chi. The aggregate granted equity awards are set forth in the table below and detail regarding each grant is set forth in “Grants of Plan-Based Awards” table.

Named Executive Officer	RSUs (#)	PSUs Target Award (#)

John Reed	—	—

Michael Lee	400,000	—

Christian Sedor	19,165	14,164

Dawn Phillipson	—	—

Kathy Veltri	255,411	35,411

Jennifer Porter	455,411	35,411

Allison Sutley	24,969	24,969

Lisa Chi	655,411	35,411

Settlement of 2023-2025 PSUs (Granted in 2023).

The Committee reviewed the Company’s (1) cumulative Written Sales (demand revenue) (50% of PSUs) and (2) cumulative adjusted EBITDA (50% of PSUs) results over the three-year performance period beginning January 1, 2023 and ending December 31, 2025 to determine the payout with respect to the 2023 PSUs. The total number of shares earned was 43.95% of the PSU target award. This payout was based on achievement of cumulative written sales (demand revenue) at 93.95% of target performance (resulting in 87.91% of the target award of PSUs associated with cumulative written sales (demand revenue) vesting), and cumulative adjusted

EBITDA at 67.12% of target performance (resulting in none of the target award of PSUs associated with adjusted EBITDA vesting).

Named Executive Officer	PSUs Target Award (#)	PSUs Vested (#)

John Reed	—	—

Michael Lee	—	—

Christian Sedor	854	376

Dawn Phillipson	—	—

Kathy Veltri	21,057	9,255

Jennifer Porter	21,057	9,255

Allison Sutley	—	—

Lisa Chi	—	—

Perquisites and Other Benefits

We provide select perquisites to aid in the performance of the named executive officers’ respective duties and to provide competitive compensation with executives with similar positions and levels of responsibilities.

We maintain a corporate aircraft used primarily for business travel by our executive officers. We determine the incremental cost of the personal use of our corporate aircraft based on the variable operating costs to us in connection with such personal use. Because our aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage.

During fiscal year 2025, in addition to personal use of the company aircraft, Mr. Reed received an employee discount for Arhaus merchandise in excess of the discount provided to employees generally. The Compensation Committee believes this enhanced discount is appropriate considering Mr. Reed’s role as a Company co-founder and his ongoing involvement in product design and development.

In 2025, the Company obtained a security risk assessment related to Mr. Reed conducted by an independent security consultant. The Compensation Committee believes the provision of these security-related services mitigates risk to the Company by supporting the safety, health, and well-being of our Board Chair, President, and Chief Executive Officer. In accordance with SEC rules, the Company treats personal security services provided outside of business activities as a perquisite and reports the aggregate incremental cost of such services in the column of the Summary Compensation Table entitled “All Other Compensation.”

For additional information regarding perquisites provided to our named executive officers, see “Summary Compensation Table” below.

Health and Welfare Benefits

All of our full-time time team members, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;
•	medical and dependent care flexible spending accounts;
•	health savings account;
•	short-term and long-term disability insurance; and
•	basic, supplemental, spousal, and dependent life insurance.

We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Clawback Policy

We have adopted a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant compensation recoupment policy in accordance with SEC and listing exchange requirements (the “Clawback Policy”). In the event we are required to prepare an accounting restatement, the policy provides for the recovery by the Company of any compensation received after the effective date of the policy, October 3, 2023, by any current or former executive officer that is based wholly or in part upon the attainment of a restated financial reporting measure.

401(k) Plan

We currently maintain a 401(k) retirement savings plan for our team members, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the terms as defined by the IRS. They are eligible to contribute on a pre-tax basis through contributions to the 401(k) plan, subject to applicable annual Code limits. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions to eligible participants. We match up to 4% of the employee contributions in the 401(k) plan if the employee contributes 4%. Company matching contributions vest immediately. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our team members, including our named executive officers, in accordance with our compensation philosophy.

Compensation Policies and Practices as Related to Risk Management

The Compensation Committee evaluated the levels of risk-taking to determine whether they are appropriate in the context of long-term value creation and viability, the overall compensation arrangements, and the Company’s overall risk profile. The Compensation Committee concluded that the Company has a balanced pay for performance executive compensation program that does not encourage excessive risk-taking and the Company does not maintain compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

Severance and Other Benefits Payable upon Termination of Employment or Change in Control

Our named executive officers, except Mr. Reed and Mr. Sedor, have employment agreements with the Company pursuant to which they are entitled to receive certain benefits upon qualifying termination. See the section “Potential Payments upon Termination or Change in Control” below for additional information regarding these benefits.

CEO Pay Relative to Median Pay of Our Team Members

The annual total compensation for our CEO in fiscal year 2025 of $4,649,751, as disclosed in the Summary Compensation Table below, was approximately 83 times the median annual total compensation of $55,818 for all employees of the Company, excluding the CEO. Annual total compensation includes base salary, bonus compensation, equity awards and other perquisites and benefits. We believe our CEO to median team members pay ratio represents a reasonable estimate calculated in accordance with SEC regulations and guidance. We identified the median team member by examining the gross wages reflected in our payroll records as reported to the IRS on Form W-2 for all individuals, excluding our CEO, who were employed by the Company on December 31, 2025. We included all team members, whether employed on a full-time, part-time or temporary basis, but we excluded all contractors and consultants. We did not make any assumptions, adjustments, or estimates with respect to payroll compensation amounts. As such, some employees had not yet received wages even though they were included in our payroll records. After identifying the median team member based on total W-2 payroll compensation, we calculated annual total compensation for such team member using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on their review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

The Compensation Committee of the Board of Directors:

Al Adams, Chairman

William Beargie

Alexis DePree

The following table shows the elements of compensation paid or earned during fiscal years 2025, 2024 and 2023 for each of our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
		$	$	$	$	$	$
John Reed President and Chief Executive Officer	2025 2024 2023	1,499,680 1,491,280 1,445,231	— — 173,428	— — —	1,349,712 — 520,283	1,800,359 766,248 735,035	4,649,751 2,257,528 2,873,977
Michael Lee Chief Financial Officer	2025	327,885	—	3,400,000	177,058	270,333	4,175,276
Christian Sedor Chief Accounting Officer	2025	306,404	—	267,272	137,882	12,696	724,254
Dawn Phillipson Former Chief Financial Officer	2025 2024 2023	47,380 489,992 474,862	— — 56,983	— 284,789 673,037	— — 170,950	2,014 121,174 37,153	49,394 895,955 1,412,985
Kathy Veltri Chief Retail Officer	2025 2024 2023	543,394 489,992 474,862	— — 47,486	2,512,177 284,789 673,037	293,433 — 142,458	27,054 90,209 28,081	3,376,058 864,990 1,365,924
Jennifer Porter Chief Marketing and eCommerce Officer	2025 2024	542,158 479,340	— —	4,272,177 284,789	292,766 —	14,855 113,829	5,121,956 877,958
Allison Sutley Chief Information Officer	2025	336,538	—	429,039	151,442	15,393	932,412
Lisa Chi Former Chief Merchandising Officer	2025 2024 2023	290,946 467,544 456,185	— — 43,357	6,032,177 284,789 1,489,037	— — 130,071	3,433 128,996 11,803	6,326,556 881,329 2,130,453

(1)	Amounts for each named executive officer reflect the increases to the executive’s base salary made effective January 26, 2025.
(2)	Amounts reflect the discretionary bonus amounts payable to each named executive officer with respect to fiscal year 2023 under the AIP Plan.
(3)

Amounts reflect the aggregate grant date fair value in accordance with ASC Topic 718. The assumptions used in calculating the fair value can be found under Note 2 in the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025. The grant date fair values in the table do not necessarily correspond to the actual value that will be realized by the named executive officers.

(4)	For 2025, amounts reflect the performance bonus amounts payable to each named executive officer with respect to fiscal year 2025 under the AIP Plan.
(5)

Amounts reflect for 2025: for Mr. Reed, (i) long-term disability insurance premiums equal to $855 paid by the Company on Mr. Reed’s behalf, (ii) a discount on merchandise above the employee discount in the amount of $904,099, (iii) a $13,843 401(k) matching contribution made by the Company to the account of Mr. Reed, (iv) $827,920 for the Company’s incremental costs related to the personal use of the Company airplane, (v) $2,029 for club memberships, (vi) $3,517 for incidental travel expenses, (vii) $33,096 in Company-paid expenses related to residences maintained by Mr. Reed, and (viii) $15,000 for a personal security assessment; for Mr. Lee, (i) long-term disability insurance premiums equal to $263 paid by the Company on Mr. Lee’s behalf,

(ii) a $1,692 401(k) matching contribution made by the Company to the account of Mr. Lee, (iii) a $250,000 signing bonus, and (iv) $18,378 in commuting reimbursement expenses; for Mr. Sedor, (i) a $12,256 401(k) matching contribution made by the Company to the account of Mr. Sedor and (ii) a $440 cell phone allowance; for Ms. Phillipson, (i) long-term disability insurance premiums equal to $99 paid by the Company on Ms. Phillipson’s behalf, (ii) a $1,895 401(k) matching contribution made by the Company to the account of Ms. Phillipson, and (iii) a $20 cell phone allowance; for Ms. Veltri, (i) long-term disability insurance premiums equal to $855 paid by the Company on Ms. Veltri’s behalf, (ii) a car allowance in the amount of $12,199, and (iii) a $14,000 401(k) matching contribution made by the Company to the account of Ms. Veltri; for Ms. Porter, (i) long-term disability insurance premiums equal to $855 paid by the Company on Ms. Porter’s behalf and (ii) a $14,000 401(k) matching contribution made by the Company to the account of Ms. Porter; for Ms. Sutley, (i) long-term disability insurance premiums equal to $362 paid by the Company on Ms. Sutley’s behalf, (ii) a $3,077 401(k) matching contribution made by the Company to the account of Ms. Sutley, and (iii) $11,954 in commuting reimbursement expenses; for Ms. Chi, (i) long-term disability insurance premiums equal to $395 paid by the Company on Ms. Chi’s behalf, (ii) a $2,838 401(k) matching contribution made by the Company to the account of Ms. Chi, and (iii) a $200 cell phone allowance.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding grants of plan-based awards made to our named executive officers during fiscal year 2025.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (#)		Grant Date Fair Value of Equity Awards ($) (4)
			PSUs (2)	RSUs (3)
John Reed AIP Threshold AIP Target AIP Maximum		374,920 1,499,680 2,999,360
Michael Lee AIP Threshold AIP Target AIP Maximum RSUs	5/12/2025	49,183 196,731 393,462		400,000	3,400,000
Christian Sedor AIP Threshold AIP Target AIP Maximum PSU Threshold PSU Target PSU Maximum RSUs RSUs	4/3/2025 4/3/2025 4/3/2025 1/15/2025 4/3/2025	38,300 153,202 306,404	7,082 14,164 28,328	5,000 14,165	55,634 111,267 222,535 56,000 100,005
Kathy Veltri AIP Threshold AIP Target AIP Maximum PSU Threshold PSU Target PSU Maximum RSUs RSUs RSUs	4/3/2025 4/3/2025 4/3/2025 1/15/2025 3/12/2025 4/3/2025	81,509 326,037 652,073	17,706 35,411 70,822	20,000 200,000 35,411	139,088 278,175 556,351 224,000 1,760,000 250,002

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (#)		Grant Date Fair Value of Equity Awards ($) (4)
			PSUs (2)	RSUs (3)
Jennifer Porter AIP Threshold AIP Target AIP Maximum PSU Threshold PSU Target PSU Maximum RSUs RSUs RSUs	4/3/2025 4/3/2025 4/3/2025 1/15/2025 3/12/2025 4/3/2025	81,324 325,295 650,590	17,706 35,411 70,822	20,000 400,000 35,411	139,088 278,175 556,351 224,000 3,520,000 250,002
Allison Sutley AIP Threshold AIP Target AIP Maximum PSU Threshold PSU Target PSU Maximum RSUs	4/14/2025 4/14/2025 4/14/2025 4/14/2025	42,067 168,269 336,538	12,485 24,969 49,938	24,969	114,519 229,037 458,075 200,002
Lisa Chi AIP Threshold AIP Target AIP Maximum PSU Threshold PSU Target PSU Maximum RSUs RSUs RSUs	4/3/2025 4/3/2025 4/3/2025 1/15/2025 3/12/2025 4/3/2025	40,787 163,147 326,294	17,706 35,411 70,822	20,000 600,000 35,411	139,088 278,175 556,351 224,000 5,280,000 250,002

(1)

Awards under the AIP consist of threshold, target and maximum payouts based on the Company’s achievement towards goals established for two metrics: (a) 2025 Adjusted EBITDA (before bonus) and (b) 2025 written sales (demand).

(2)

The amounts consist of the threshold, target and maximum PSUs that could vest based on the Company’s financial performance as measured against pre-established target goals for (a) cumulative written sales (demand revenue), (b) a cumulative adjusted EBITDA metric, and (c) cumulative relative total shareholder return over the performance period beginning on January 1, 2025 and ending on December 31, 2027, subject to the named executive officer’s continuous employment through the applicable vesting date.

(3)

RSUs vest in one-third increments on each of the first, second and third anniversary of the date of grant, subject to the named executive officer’s continuous employment through the applicable vesting date, except for (a) Mr. Lee’s 5/12/25 award, which vests on the first (10%), second (15%), third (20%), fourth (25%), and fifth (30%) anniversaries of the grant date; (b) Mr. Sedor’s 1/15/25 award, which vests equally on the first and second anniversaries of the grant date; (c) Ms. Veltri’s 1/15/25 award, which vests equally on the first and second anniversaries of the grant date; (d) Ms. Veltri’s 3/12/25 award, which vests pro rata on the first, second, third and fourth anniversaries of the grant date; (e) Ms. Porter’s 1/15/25 award, which vests equally on the first and second anniversaries of the grant date; (f) Ms. Porter’s 3/12/25 award, which vests pro rata on the first, second, third and fourth anniversaries of the grant date; (g) Ms. Chi’s 1/15/25 award, which was to vest equally on the first and second anniversaries of the grant date; and (h) Ms. Chi’s 3/12/25 award, which was to vest pro rata on the first, second, third and fourth anniversaries of the grant date.

(4)

Amounts reflect the aggregate grant date fair value in accordance with ASC Topic 718. The assumptions used in calculating the fair value can be found under Note 2 in the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025.

OUTSTANDING EQUITY AWARDS AT 2025 YEAR END

Stock Awards (1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
John Reed	—	—	—	—	—
Michael Lee	5/12/2025 (3)	400,000	4,484,000	—	—
Christian Sedor	3/10/2023 (4) 4/12/2024 (6) 4/12/2024 (7) 1/15/2025 (8) 4/3/2025 (10) 4/3/2025 (11)	854 — 1,815 5,000 — 14,165	9,573 — 20,346 56,050 — 158,790	— 2,723 — — 14,164 —	— 30,525 — — 158,778 —
Kathy Veltri	3/10/2023 (4) 11/9/2023 (5) 4/12/2024 (6) 4/12/2024 (7) 1/15/2025 (8) 3/12/2025 (9) 4/3/2025 (10) 4/3/2025 (11)	2,339 16,666 — 3,025 20,000 200,000 — 35,411	26,220 186,826 — 33,910 224,200 2,242,000 — 396,957	— — 13,613 — — — 35,411 —	— — 152,602 — — — 396,957 —
Jennifer Porter	3/10/2023 (4) 11/9/2023 (5) 4/12/2024 (6) 4/12/2024 (7) 1/15/2025 (8) 3/12/2025 (9) 4/3/2025 (10) 4/3/2025 (11)	2,339 16,666 — 3,025 20,000 400,000 — 35,411	26,220 186,826 — 33,910 224,200 4,484,000 — 396,957	— — 13,613 — — — 35,411 —	— — 152,602 — — — 396,957 —
Allison Sutley	4/14/2025 (10) 4/14/2025 (12)	— 24,969	— 279,902	24,969 —	279,902 —

(1)	All outstanding equity awards reported in this table were granted under the 2021 Equity Incentive Plan.
(2)	Calculated by multiplying the number of unvested shares of stock by $11.21, the closing market price of our Class A common stock on December 31, 2025.
(3)	The RSUs vest on the first (10%), second (15%), third (20%), fourth (25%), and fifth (30%) anniversaries of the grant date, subject to the recipient’s continued service through each vesting date.
(4)	The RSUs vest in three equal annual installments beginning on March 10, 2024, subject to the recipient’s continued service through each vesting date.

(5)	The RSUs vest in three equal annual installments beginning on November 9, 2024, subject to the recipient’s continued service through each vesting date.
(6)

The PSUs vest as to 100% on December 31, 2026, contingent on the recipient’s continued service through such vesting date assuming a payout at target performance. The actual number of shares that may be earned ranges from 0% to 200% based upon the achievement of performance targets for the three-year period beginning January 1, 2024 and ending on December 31, 2026.

(7)	The RSUs vest in three equal annual installments beginning on April 12, 2025, subject to the recipient’s continued service through each vesting date.
(8)	The RSUs vest in two equal annual installments beginning on January 15, 2026, subject to the recipient’s continued service through each vesting date.
(9)	The RSUs vest in four equal annual installments beginning on March 12, 2026, subject to the recipient’s continued service through each vesting date.
(10)

The PSUs vest as to 100% on December 31, 2027, contingent on the recipient’s continued service through such vesting date assuming a payout at target performance. The actual number of shares that may be earned ranges from 0% to 200% based upon the achievement of performance targets for the three-year period beginning January 1, 2025 and ending on December 31, 2027.

(11)	The RSUs vest in three equal annual installments beginning on April 3, 2026, subject to the recipient’s continued service through each vesting date.
(12)	The RSUs vest in three equal annual installments beginning on April 14, 2026, subject to the recipient’s continued service through each vesting date.

OPTION EXERCISES AND STOCK VESTED

The following table provides information for each of our named executive officers regarding equity awards that vested during fiscal year 2025.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
John Reed	—	—
Michael Lee	—	—
Christian Sedor	3,139	27,738
Dawn Phillipson	—	—
Kathy Veltri	33,941	336,855
Jennifer Porter	33,941	336,855
Allison Sutley	—	—
Lisa Chi	3,853	32,943

(1)

The value of vested RSUs reflects the total pre-tax value realized based on the closing price of the Company’s Class A common stock on the vesting date. The value of vested PSUs is based on the closing price of the Company’s Class A common stock on December 31, 2025.

NAMED EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

John Reed

We do not have an employment agreement with Mr. Reed.

Kathy Veltri

On March 4, 2019, we entered into an agreement with Ms. Veltri, or the CRO Agreement, providing for her at will employment with us and for severance payments and benefits upon certain qualifying terminations of Ms. Veltri’s employment.

Pursuant to the CRO Agreement, if Ms. Veltri’s employment is terminated by us without Cause, or by Ms. Veltri with Good Reason, then, subject to her timely signing and non-revocation of a release of claims, she will be entitled to: (i) a lump sum payment equal to 50% of the greater of (a) $340,000 or (b) Ms. Veltri’s highest base salary rate prior to such termination or resignation; and (ii) a lump sum amount equal to six (6) months of COBRA.

For purposes of the CRO Agreement, “Cause” means (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of Ms. Veltri’s employment with the Company; (ii) intentional engagement in any competitive activity which would constitute a breach of her duty of loyalty to the Company; or (iii) the willful and continued failure to substantially perform her duties for the Company (other than as a result of incapacity due to physical or mental illness). For purposes of this paragraph, an act, or failure to act, shall not be deemed willful or intentional, as those terms are used herein, unless it is done, or omitted to be done, by Ms. Veltri in bad faith or without a reasonable belief that her action or omission was in the best interest of the Company. Failure to meet performance standards or objectives, by itself, does not constitute “Cause.” “Good Reason” means the occurrence of one or more of the following events arising without her express written consent, but only if Ms. Veltri’s resignation follows notification to the Company in writing within thirty (30) days following the Company’s awareness of the occurrence of the event and the event remains uncured for at least fifteen (15) days after such notice: (i) a reduction in her base salary and/or Target Bonus potential; (ii) a diminution in her employee benefits from those provided to other executives at a similar level, as such benefits may be modified from time to time; (iii) a material diminution in her authority, duties or responsibilities; or (iv) the Company requires her to be based anywhere other than within fifty (50) miles of Boston Heights, Ohio.

Jennifer Porter

On July 22, 2019, we entered into an agreement with Ms. Porter, or the Chief Marketing Officer Agreement, providing for her at will employment with us and for severance payments and benefits upon certain qualifying terminations of Ms. Porter’s employment.

Pursuant to the Chief Marketing Officer Agreement, if Ms. Porter’s employment is terminated by us without Cause, or by Ms. Porter with Good Reason, then, subject to her timely signing and non-revocation of a release of claims, she will be entitled to: (i) a lump sum payment equal to 50% of the greater of (a) $300,000 or (b) Ms. Porter’s highest base salary rate prior to such termination or resignation; and (ii) a lump sum amount equal to six (6) months of COBRA.

For purposes of the Chief Marketing Officer Agreement, “Cause” and “Good Reason” have the same meaning as in the CRO Agreement.

Allison Sutley

On April 7, 2025, we entered into an agreement with Ms. Sutley, or the CIO Agreement, providing for her at will employment with us and for severance payments and benefits upon certain qualifying terminations of Ms. Sutley’s employment.

Pursuant to the CIO Agreement, if Ms. Sutley’s employment is terminated by us without Cause, or by Ms. Sutley with Good Reason, then, subject to her timely signing and non-revocation of a release of claims, she will be entitled to: (i) a lump sum payment equal to 50% of the greater of (a) $500,000 or (b) Ms. Sutley’s highest base salary rate prior to such termination or resignation; and (ii) a lump sum amount equal to six (6) months of COBRA.

For purposes of the CIO Agreement, “Cause” and “Good Reason” have the same meaning as in the CRO Agreement.

Michael Lee

On April 22, 2025, we entered into an agreement with Mr. Lee, or the CFO Agreement, providing for his at will employment with us and for severance payments and benefits upon certain qualifying terminations of Mr. Lee’s employment.

Pursuant to the CFO Agreement, if Mr. Lee’s employment is terminated by us without Cause, or by Mr. Lee with Good Reason, then, subject to his timely signing and non-revocation of a release of claims, he will be entitled to: (i) a lump sum payment equal to 50% of the greater of (a) $550,000 or (b) Mr. Lee’s highest base salary rate prior to such termination or resignation; and (ii) a lump sum amount equal to six (6) months of COBRA.

For purposes of the CFO Agreement, “Cause” and “Good Reason” have the same meaning as in the CRO Agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments upon Termination or Change in Control at December 31, 2025

Name	Voluntary Termination (or Retirement) (1)	Termination for Cause	Termination Without Cause (Or Voluntary With Good Reason)	Death	Disability	Change in Control (2)
	($)	($)	($)	($)	($)	($)
John Reed	—	—	—	—	—	—
Michael Lee Salary Annual Bonus COBRA Benefits RSUs(3) PSUs(3)(4) Total	— — — — — —	— — — — — —	275,000 — 15,285 — — 290,285	— — — 4,484,000 — 4,484,000	— — — 4,484,000 — 4,84,000	— — — 4,484,000 — 4,484,000
Christian Sedor Salary Annual Bonus COBRA Benefits RSUs(3) PSUs(3)(4) Total	— — — — — —	— — — — — —	— — — — — —	— — — 244,759 189,303 434,062	— — — 244,759 189,303 434,062	— — — 244,759 189,303 434,062
Kathy Veltri Salary Annual Bonus COBRA Benefits RSUs(3) PSUs(3)(4) Total	— — — — — —	— — — — — —	275,000 — 5,329 — — 280,329	— — — 3,110,114 549,559 3,659,673	— — — 3,110,114 549,559 3,659,673	— — — 3,110,114 549,559 3,659,673

Name	Voluntary Termination (or Retirement) (1)	Termination for Cause	Termination Without Cause (Or Voluntary With Good Reason)	Death	Disability	Change in Control (2)
	($)	($)	($)	($)	($)	($)
Jennifer Porter Salary Annual Bonus COBRA Benefits RSUs(3) PSUs(3)(4) Total	— — — — — —	— — — — — —	275,000 — 4,664 — — 279,664	— — — 5,352,114 549,559 5,901,673	— — — 5,352,114 549,559 5,901,673	— — — 5,352,114 549,559 5,901,673
Allison Sutley Salary Annual Bonus COBRA Benefits RSUs(3) PSUs(3)(4) Total	— — — — — —	— — — — — —	250,000 — 8,651 — — 258,651	— — — 279,902 279,902 559,804	— — — 279,902 279,902 559,804	— — — 279,902 279,902 559,804

(1)	Dawn Phillipson and Lisa Chi resigned from the Company during 2025 and did not receive payment in connection with their termination.
(2)

The awards shown reflect termination without Cause within sixty (60) days preceding or twenty-four (24) months following a change in control for RSUs and PSUs. All such awards would also vest if not assumed or substituted with a substantially equivalent award by a successor corporation.

(3)	The potential payments for equity awards are based on the closing price of the Company’s Class A common stock on December 31, 2025.
(4)	The amounts shown assume target performance. See Compensation, Discussion and Analysis, Settlement of 2023-2025 PSUs (Granted in 2023) for actual payout with respect to 2023 PSU awards.

The following is a description of the payments that may be made to our named executive officers upon several events of termination or a change in control.

Pursuant to the employment agreements with each of our named executive officers, except Mr. Reed and Mr. Sedor, if the named executive officer’s employment is terminated by the Company without Cause, then, subject to her or his timely signing and non-revocation of a release of claims, she or he will be entitled to: (i) a lump sum payment equal to six (6) months of base salary and (ii) a lump sum amount equal to six (6) months of COBRA.

RSUs

If the executive officer’s Continuous Service terminates for any reason other than death, Disability or in connection with a Change in Control (as such terms are defined in the 2021 Equity Incentive Plan), unless the Compensation Committee determines otherwise, all RSUs that are unvested at the time of such termination shall be forfeited and canceled immediately without consideration. If the executive officer’s Continuous Service terminates due to death or Disability, any unvested RSUs will become fully vested. If there is a Change in Control, unless otherwise determined by the Compensation Committee, any unvested RSUs that are not assumed or substituted with a substantially equivalent award by the successor corporation will become fully vested immediately prior to the Change in Control. If the executive officer’s Continuous Service is terminated without Cause (as defined in the 2021 Equity Incentive Plan) within the sixty (60) days preceding or the twenty-four months following the Change in Control, then any unvested RSUs shall vest upon the later of the date of the termination of Continuous Service and the date of the Change in Control.

PSUs

If the executive officer’s Continuous Service terminates for any reason other than: (i) for Cause (as defined in the 2021 Equity Incentive Plan); (ii) death; (iii) Disability; or (iv) in connection with a Change in Control, unless the Compensation Committee determines otherwise, all unvested PSUs shall be forfeited and canceled immediately without consideration. If the executive officer’s Continuous Service terminates for Cause, the PSUs, whether or not vested, will be forfeited and canceled immediately without consideration. If the executive officer’s Continuous Service terminates due to death prior to the end of the Performance Period, the PSUs will be earned and paid immediately based on the PSU Target Award. If the executive officer’s Continuous Service terminates due to death after the Performance Period, but prior to payout, the PSUs will be earned and paid based on the Company’s achievement of the performance goals as if the executive officer’s Continuous Service had not terminated. If the executive officer’s Continuous Service terminates due to Disability, the PSUs will be earned and paid based on the Company’s achievement of the performance goals as if the executive officer’s Continuous Service had not terminated. If there is a Change in Control, unless the Compensation Committee determines otherwise, any unvested PSUs that are not assumed or substituted with a substantially equivalent award by the successor corporation will become fully vested immediately prior to the Change in Control at the greater of: (i) Target Award or (ii) the Company’s achievement of the performance goals as determined by the Committee in good faith. If the executive officer’s Continuous Service is terminated without Cause within the sixty (60) days preceding or the twenty-four (24) months following the Change in Control, unvested PSUs will be earned and paid at the greater of: (i) Target Award or (ii) the Company’s achievement of the performance goals at the conclusion of the performance period as determined by the Committee in good faith.

EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,997,559 (1)	N/A (2)	5,949,383 (3)
Equity compensation plans not approved by security holders (4)	—	N/A	—
Total	2,997,559	N/A	5,949,383
(1)
Reflects grants of RSUs and PSUs at target level. Upon vesting of RSUs and PSUs, the holder has the right to receive shares of Class A common stock on a one-to-one
basis. Maximum potential payout for the PSUs is 200% of target. See
Compensation,
Discussion and Analysis, Settlement of 2023-2025 PSUs (Granted in 2023)
for actual payout with respect to 2023 PSU
awards
.

(2)	Not applicable because PSUs and RSUs do not have an exercise price.
(3)	Gives effect to reservation of shares of Class A common stock to payout of PSUs at maximum level.
(4)	The Company does not maintain equity plans that have not been approved by its stockholders.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive “compensation actually paid” (as computed in accordance with Item 402 of Regulation
S-K)
and certain financial performance of the Company. “Compensation actually paid” does not reflect the actual amount of compensation earned or paid to an executive officer, and may differ significantly because of the impact of equity awards. For further information concerning the Company’s variable pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation.”

					Value of Initial Fixed $100 Investment Based on:
Fiscal Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEOs (4)	Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)	Net Income (millions) (7)	Adjusted EBITDA (millions) (8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2025	$4,649,751	$4,649,751	$2,957,987	$2,169,919	$90.59	$109.38	$67	$145
2024	$2,257,528	$2,257,528	$880,058	$432,075	$75.97	$81.11	$69	$133
2023	$2,873,977	$2,873,977	$1,734,494	$2,573,925	$92.58	$80.60	$125	$203
2022	$3,599,838	$(886,579)	$1,261,987	$263,241	$76.17	$69.59	$137	$223

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Reed (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.”

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Reed, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Reed during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Mr. Reed’s total compensation for each year to determine the compensation actually paid:

Fiscal Year	Reported Summary Compensation Table Total for PEO	Average Reported Value of Equity Awards (a)	Average Equity Award Adjustments (b)	Compensation Actually Paid to PEO
2025	$4,649,751	$—	$ —	$4,649,751
2024	$2,257,528	$—	$ —	$2,257,528
2023	$2,873,977	$—	$ —	$2,873,977
2022	$3,599,838	$—	$(4,486,417)	$(886,579)

(a)	The grant date fair value of equity awards represents the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b)
Mr. Reed did not receive equity awards during 2025, 2024, 2023 or 2022. The average equity award adjustment of $(4,486,417) made in 2022 relates to the change in the fair value (from prior year-end
to vesting date) of all Stock Awards granted in any prior fiscal year that vested.

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers as a group (excluding Mr. Reed) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the named executive officers (excluding Mr. Reed) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, Michael Lee, Christian Sedor, Kathy Veltri,

Jennifer Porter, Allison Sutley, Dawn Phillipson, and Lisa Chi; (ii) for 2024, Dawn Phillipson, Kathy Veltri, Jennifer Porter and Lisa Chi; (iii) for 2023, Dawn Phillipson, Kathy Veltri, Lisa Chi and Venkat Nachiappan; and (iv) for 2022, Dawn Phillipson and Kathy Veltri.
(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding Mr. Reed), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Mr. Reed) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total compensation for the named executive officers as a group (excluding Mr. Reed) for each year to determine the compensation actually paid, using the same methodology described above:

Fiscal Year	Average Reported Summary Compensation Table Total For Non-PEO NEOs	Average Reported Value of Equity Awards(a)	Average Equity Award Adjustments(b)	Average Compensation Actually Paid to NEO-PEO NEOs
2025	$2,957,987	$2,416,120	$(788,068)	$2,169,919
2024	$ 880,058	$284,789	$(447,983)	$432,075
2023	$1,734,494	$1,067,786	$839,431	$2,573,925
2022	$1,261,987	$287,500	$(998,746)	$263,241

(a)	The grant date fair value of equity awards represents the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b)	Description of average equity award adjustments:

	2025	2024	2023	2022
Deduction of the grant date fair value of awards reported in the “Stock Awards” column of the Summary Compensation Table (Stock Awards) for the covered year	$(2,416,120)	$(284,789)	$(1,067,786)	$(287,500)
Addition of the year-end fair value of all Stock Awards granted during the covered fiscal year that are outstanding and unvested	2,025,665	170,619	1,501,066	487,500
Change in the year-end fair value (from prior year-end) of all Stock Awards granted in any prior fiscal year that are outstanding and unvested	19,827	(235,231)	165,917	(608,698)
Change in the fair value (from prior year-end to vesting date) of all Stock Awards granted in any prior fiscal year that vested	4,368	(98,582)	240,234	(590,048)
Deduction of the beginning of the year fair value of all Stock Awards granted in any prior fiscal year that were forfeited	(421,808)	—	—	—

Total Adjustments	$(788,068)	$(447,983)	$839,431	$(998,746)

(5)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6)
Cumulative Peer Group TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Dow Jones U.S. Furnishings index’s share price at the end and the beginning of the measurement period by the Dow Jones U.S. Furnishings index’s share price at the beginning of the measurement period.

(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)
The dollar amounts reported represent the amount of adjusted EBITDA, which is a non-GAAP
measure. We believe that adjusted EBITDA is a useful measure of operating performance as the adjustments eliminate items that we believe are not reflective of underlying operating performance in a particular period. Adjusted EBITDA facilitates a comparison of our operating performance on a consistent basis from period-to-period
and provides for a more complete understanding of factors and trends affecting our business. For more information about this measure, refer to the Company’s Annual Report on Form
10-K
for the applicable year.

Narrative Disclosure to Pay Versus Performance Table
Financial Performance Measures
The following is a list of financial performance measures, which we believe, represent the most important performance used by the Company to link compensation actually paid to our named executive officers, for fiscal year 2025, to Company performance. The written sales (demand) and adjusted EBITDA measures are further described above in “Executive Compensation”.

•	Written Sales (Demand)
•	Adjusted EBITDA
•	Net Income
Relationship Between Financial Performance Measures
We are providing the following graphics to illustrate the relationship between the “compensation actually paid” to our CEO and our named executive officers (excluding the CEO) and Company performance as set forth and described in and under the “Pay versus Performance Table,” including the cumulative total shareholder return (“TSR”) for the Company and peer group, net income and adjusted EBITDA.

PROPOSAL TWO: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Commonly referred to as a “say-on-pay” vote, this is a proposal for our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting, including the disclosures in the Executive Compensation section, the Summary Compensation Table, and the other related tables and disclosures.”

This vote is advisory, and therefore not binding, on the Company, our Board of Directors or the Compensation Committee. Our Board and our Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against this Proposal Two, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Under current Board policy, the shareholder vote for advisory approval of named executive officer compensation will occur annually. After the 2026 Annual Meeting, the next such vote will occur at our 2027 annual meeting of shareholders.

Compensation Program and Philosophy

As described in greater detail in the “Executive Compensation” portion of the Proxy Statement, our executive compensation program has been designed to provide a total compensation opportunity to motivate, reward, attract, and retain high-caliber management deemed essential to ensure our success. The program seeks to align executive compensation with our objectives and business strategy and direct management’s efforts toward the achievement of the Company’s financial performance goals. Our compensation program for our executives rewards both short- and long-term performance through a mix of cash and equity compensation, providing our executives with an opportunity to share in the appreciation of our business and generation of shareholder value. Specifically, executive compensation consists of base salary, cash-based incentive compensation, equity compensation, severance and other benefits potentially payable upon termination of employment or change in control, and health and welfare benefits.

The Board of Directors recommends that the stockholders vote FOR the approval of our named executive officer compensation.

PROPOSAL THREE: APPROVAL OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP served as the independent registered public accounting firm to the Company in 2024 and 2025. Although the Audit Committee has not yet engaged an independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2026, it currently anticipates selecting PricewaterhouseCoopers LLP, and the Company is submitting the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for non-binding approval by the stockholders at the 2026 Annual Meeting. Stockholder approval or ratification of the selection of the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Company is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for approval as a matter of good corporate governance practice. Whether or not PricewaterhouseCoopers LLP is approved by the stockholders, the Audit Committee will consider whether it is appropriate to select PricewaterhouseCoopers LLP or another independent registered public accounting firm in its sole discretion without re-submitting the matter to the stockholders.

Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The Audit Committee must pre-approve any audit or permissible non-audit services. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All non-audit services were preapproved by the Audit Committee.

PricewaterhouseCoopers LLP billed the Company in fiscal year 2024 and 2025 the fees set forth in the table below (in thousands):

	2025	2024
Audit Fees (1)	$2,977	$2,622
Audit-Related Fees	—	—
Tax Fees (2)	479	382
All Other Fees (3)	2	2

Total	$3,458	$3,006

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of our financial statements and services that are normally provided by PwC in connection with regulatory filings. The aggregate fees paid to PwC for professional services rendered were for the audit of our annual financial statements, the audits included in our registration statements, review of the quarterly financial information in our Form 10-Q and other required filings with the SEC.

(2)	Tax Fees consist of professional services rendered by a company aligned with the Company’s principal accountant for tax compliance, tax advice and tax planning.
(3)	All Other Fees consist of annual subscriptions to PwC’s Disclosure Checklist online tool.

The Board of Directors recommends that the stockholders vote FOR approval of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountant for the 2026 fiscal year.

Proxies will be voted FOR the approval unless otherwise specified.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibilities for oversight of:

•	The quality and integrity of the Company’s financial statements and accounting and financial reporting process;
•	The Company’s compliance with legal and regulatory requirements;
•	The qualifications, independence, and performance of the independent auditor;
•	The design, implementation, and performance of the Company’s internal controls over financial reporting and internal audit function; and
•	Risk assessment and risk management.

The Company’s management is responsible for the preparation, presentation and integrity of Arhaus’ financial statements and for the effectiveness of internal control over financial reporting. The Company’s management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for planning and carrying out a proper audit of Arhaus’ annual financial statements, reviews of Arhaus’ quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, annually auditing management’s assessment of the effectiveness of internal control over financial reporting, and other procedures. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with Arhaus management and PricewaterhouseCoopers LLP, the Company’s independent auditor;
•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•

Received the written disclosures and letter from the PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence.

Based upon these discussions and review, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K, and any amendment thereto, for the fiscal year ended December 31, 2025 for filing with the SEC.

Members of the Audit Committee

Stuart Burgdoerfer (Chair)

John Kyees

Andrea Hyde

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (“SEC”). In addition, persons that are not executive officers or directors but who beneficially own more than ten percent (10%) of shares of common stock must also report under Section 16(a). Copies of all Section 16(a) forms filed by officers, directors, and greater-than-10% owners are required to be provided to the Company.

We have reviewed the Section 16(a) forms filed for the Company. Based on our review, we believe there was one late report representing two equity award transactions on April 14, 2025 by Allison Sutley in connection with her appointment as Chief Information Officer. A Form 4 reporting such transactions was filed on April 21, 2025.

STOCKHOLDER PROPOSALS FOR 2027 ANNUAL MEETING

If a stockholder wants to submit, in accordance with SEC Rule 14a-8 under the Exchange Act, a proposal for inclusion in our proxy statement and form of proxy for presentation at the Company’s 2027 Annual Meeting of Stockholders, the proposal must be provided in the manner set forth in SEC Rule 14a-8 and received by the Company at our principal executive offices at the address below by December 3, 2026. If a stockholder wants to propose any matter for consideration of the stockholders at the 2027 Annual Meeting of Stockholders, including Director nominations and stockholder proposals other than a matter brought pursuant to SEC Rule 14a-8, our Bylaws require the stockholder to notify our Secretary in writing at the Company’s principal executive offices (address listed below) after January 14, 2027 and on or before February 13, 2027. If the 2027 Annual Meeting is advanced or delayed by more than thirty days, then the submission dates are subject to change.

The specific requirements and procedures for stockholder proposals and Director nominations are set forth in Article III, Section 3.2 of our Bylaws. The Company reserves the right to reject, rule out of order, or to take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules, a stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the annual meeting (for the 2027 annual meeting, no later than March 15, 2027). If the date of the 2027 annual meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2027 annual meeting and the 10th calendar day following the date on which public announcement of the date of the 2027 annual meeting is first made.

Notices of intention to present proposals or nominate Directors at the 2027 Annual Meeting, and all supporting materials required by our bylaws, must be submitted to: Arhaus, Inc., c/o Secretary, 51 E. Hines Hill Road, Boston Heights, Ohio 44236.

HOUSEHOLDING

The SEC permits a single set of the annual report and proxy statement to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy form. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions. If any stockholder residing at such an address desires at this time to (i) receive a separate copy of this proxy statement and the attached annual report, (ii) receive a separate proxy statement and annual report in the future, or (iii) receive only one copy of proxy statements and annual reports to their address if currently receiving more than one, the stockholder should provide such instructions to the Company by calling Investor Relations at 440-439-7700, emailing Investor Relations at invest@arhaus.com, or by writing to Investor Relations, Arhaus, Inc., 51 E. Hines Hill Road, Boston Heights, Ohio 44236.

OTHER MATTERS

If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the Director nominees listed in “Election of Directors,” “FOR” the approval of our named executive officer compensation, and to approve the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment.

Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of Directors,

/s/ Michael Nowak

Michael Nowak

Secretary

   P.O. BOX 8016, CARY, NC 27512-9903

Arhaus, Inc.	Internet:
www.proxypush.com/ARHS
● Cast your vote online ● Have your Proxy Card ready ● Follow the simple instructions to record your vote
For Stockholders of record as of March 16, 2026	Phone:

Thursday, May 14, 2026 9:00 AM, Eastern Time	1-866-475-4767
Annual meeting to be held virtually via the internet - please visit www.proxydocs.com/ARHS for more details.	● Use any touch-tone telephone ● Have your Proxy Card ready ● Follow the simple recorded instructions
Mail:
YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 9:00 AM, Eastern Time, May 14, 2026.	● Mark, sign and date your Proxy Card
● Fold and return your Proxy Card in the postage-paid envelope provided
Virtual:
You must register to attend the meeting online and/or participate at www.proxydocs.com/ARHS

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Michael Nowak and John Reed (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Arhaus, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

Arhaus, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

 FOR ON PROPOSALS 1, 2 AND 3

BOARD OF DIRECTORS
	PROPOSAL		YOUR VOTE		RECOMMENDS
1.	To elect three Directors, each to serve a three-year term;
		FOR	WITHHOLD
	1.01 Alexis DePree	☐	☐		FOR

	1.02 Rick Doody	☐	☐		FOR

	1.03 Andrea Hyde	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	To approve, on an advisory basis, our named executive officer compensation;	☐	☐	☐	FOR

3.	To approve the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending December 31, 2026; and	☐	☐	☐	FOR

4.	To transact such other business as may properly come before the meeting.

You must register to attend the meeting online and/or participate at www.proxydocs.com/ARHS

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date